Exhibit 2.1

FIRST AMENDMENT TO MERGER AGREEMENT

This FIRST AMENDMENT TO MERGER AGREEMENT (this “Amendment”), dated as of June 12, 2023, is entered into by and among (i) NewGenIvf Limited, a Cayman Islands exempted company (the “Company”), (ii) certain shareholders of the Company (each, a “Principal Shareholder” and collectively the “Principal Shareholders”), (iii) A SPAC I Acquisition Corp., a British Virgin Islands business company (“Parent”), (iv) A SPAC I Mini Acquisition Corp., a British Virgin Islands business company (“Purchaser”) and (v) A SPAC I Mini Sub Acquisition Corp., a Cayman Islands exempted company and wholly-owned subsidiary of Parent (the “Merger Sub”).

RECITALS

WHEREAS, the Company, the Principal Shareholders, Parent, Purchaser and the Merger Sub entered into that certain Merger Agreement dated as of February 15, 2023 (the “Merger Agreement”); and

WHEREAS, the parties hereto wish to make certain amendments to the Merger Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the premises, the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	Definitions. Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to them in the Merger Agreement.

2.	Amendments.

2.1	Covenants of All Parties Hereto. Article IX of the Merger Agreement is hereby amended by insertion of new Section 9.9 as follows:

9.9 Company Loans.

(a)	The Company agrees to make to Parent, and Parent agrees to borrow from the Company, three tranches of loans in such principal amount as set forth in Schedule I (collectively, the “Company Loans”). The Company, its Affiliate or a designated party shall, on each applicable disbursement date and in such manner as set forth in Schedule I, pay such principal amount by wire transfer in immediately available funds to a bank account designated by Parent. Each of the Company Loans shall be non-interest bearing and become repayable upon the Closing, it being understood and agreed that if the Closing does not occur, Parent will not repay such Company Loans.

(b)	Parent shall use the proceeds from the Company Loans for working capital, payment of professional, administrative and operational fees and expenses, and other purposes as mutually agreed by Parent and the Company. Notwithstanding anything herein to the contrary, the parties hereto acknowledge and agree that the Company Loans are intended to, among other things, fund any and all amounts (the “Extension Deposit”) that may be required under Parent’s Organizational Documents and the Investment Management Trust Agreement in order to extend the period of time for Parent to consummate a Business Combination (as such term is defined in Parent’s Organizational Documents). Purchaser Parties and the Company shall execute and deliver such documents and take such actions as may be necessary or desirable to effectuate such funding and payment of Extension Deposit, and upon the Sponsor’s request, Parent shall direct the Company to, and the Company shall, transfer and deposit the applicable principal amount of the Company Loans to the Trust Account in name of the Sponsor such that the Extension Deposit is deemed paid and properly deposited.

3.	Upon receipt of at least US$140,000 of the Company Loans, the Parent agrees to waive the right to terminate the Merger Agreement and the right to receive any Break-up Fee due to the failure by the Company to deliver the U.S. GAAP Financials by no later than February 28, 2023.

4.	No Other Amendments; Effect of Amendment. Except for the amendments expressly set forth in this Amendment, the Merger Agreement shall remain unchanged and in full force and effect. This Amendment shall form a part of the Merger Agreement for all purposes, and the parties thereto and hereto shall be bound hereby. From and after the execution of this Amendment by the parties hereto, any reference to the Merger Agreement shall be deemed a reference to the Merger Agreement as amended hereby. This Amendment shall be deemed to be in full force and effect from and after the execution of this Amendment by the parties hereto.

5.	Incorporation by Reference. Each of the provisions under Article XII (Dispute Resolution), Section 14.8 (Governing Law) and Section 14.9 (Counterparts; Facsimile Signatures) of the Merger Agreement shall be incorporated into this Amendment by reference as if set out in full herein, mutatis mutandis.

6.	Further Assurance. Each party hereto shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such party’s obligations hereunder, necessary to effectuate the transactions and matters contemplated by this Amendment. The parties hereto further agree that each of the parties shall cooperate in good faith in advancing the Business Combination of Parent, including adjusting the businesses and assets to be covered therein.

[The remainder of this page intentionally left blank; signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

Parent:

A SPAC I ACQUISITION CORP.

By:	/s/ Claudius Tsang
	Name:	Claudius Tsang
	Title:	CEO

Purchaser:

A SPAC I MINI ACQUISITION CORP.

By:	/s/ Claudius Tsang
	Name:	Claudius Tsang
	Title:	Authorised signatory

Merger Sub:

A SPAC I MINI SUB ACQUISITION CORP.

By:	/s/ Claudius Tsang
	Name:	Claudius Tsang
	Title:	Authorised signatory

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Company:

NewGenIvf Limited

By:	/s/ Alfred Siu
	Name:	Alfsred Siu
	Title:	Director

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Principal Shareholders:

By:	/s/ Siu Wing Fund, Alfred
Siu Wing Fund, Alfred

By:	/s/ Fong Hei Yue, Tina
Fong Hei Yue, Tina

Schedule I

Breakdown of the Company Loans

Tranche No.	Principal Amount	Disbursement Date
1	US$140,000	June 12, 2023
2	US$140,000	The disbursement date as specified in a drawdown notice to be provided by Parent to Company
3	US$280,000	The disbursement date as specified in a drawdown notice to be provided by Parent to Company

5